Exhibit 10.1.4

PERFORMANCE SHARE AGREEMENT

THIS PERFORMANCE SHARE AGREEMENT (the “Award Agreement”) is entered into by and between Great Plains Energy Incorporated (the “Company”) and __________________________ (the “Grantee”).  All capitalized terms in this Agreement that are not defined herein shall have the meanings ascribed to in the Company’s Amended Long-Term Incentive Plan, as amended as of May 1, 2007 (the “Plan”).

WHEREAS, the Grantee is employed by the Company or one of its subsidiaries in a key capacity, and the Company desires to (i) encourage the Grantee to acquire a proprietary and vested long-term interest in the growth and performance of the Company, (ii) provide the Grantee with the incentive to enhance the value of the Company for the benefit of its customers and shareholders, and (iii) encourage the Grantee to remain in the employ of the Company as one of the key employees upon whom the Company’s success depends; and

WHEREAS, the Company wishes to grant to Grantee, and Grantee wishes to accept, an Award of Performance Shares as approved on May 5, 2009, pursuant to the terms and conditions of the Plan and this Award Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

1.
Performance Share Award.  The Company hereby grants to the Grantee an Award of _______ Performance Shares for the three-year period ending December 31, 2011, (the “Award Period”).  The Performance Shares may be earned based upon the Company’s performance as set forth in Appendix A.

2.	Terms and Conditions. The Award of Performance Shares is subject to the following terms and conditions:

a.
The Performance Shares shall be credited with a hypothetical cash credit equal to the per share dividend paid on the Company’s common stock as of the date of any such dividend paid during the entire Award Period.  At the end of the Award Period and provided the Performance Shares have not been forfeited in accordance with the terms of the Plan, the Grantee shall be paid, in a lump sum cash payment, the aggregate amount of such hypothetical dividend equivalents.

b.
No Company common stock will be delivered under this Award until the Grantee (or the Grantee’s successor) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws or the Grantee and the Company have made satisfactory provision for the payment of such taxes. As an alternative to making a cash payment to satisfy the applicable withholding taxes, the Grantee may elect to have the Company retain that number of shares (valued at their Fair Market Value as of the applicable vesting or delivery date) that would satisfy the applicable withholding taxes.  To the extent the Grantee elects to have shares withheld to cover the applicable minimum withholding requirements, the Grantee must complete a withholding election on the form provided by the Corporate Secretary of the Company and return it to the designated person set forth on the form no later than the date specified thereon (which shall in no event be more than ten days from the grant date of the Award).  The Grantee may elect on such form to deliver additional shares for withholding above the minimum required withholding rate, but not to exceed Grantee's individual marginal tax rate.  To the extent no withholding election is made before the date specified, the Grantee is required to pay the Company the amount of federal, state and local income and employment tax withholdings by cash or check at the time the Grantee recognizes income with respect to such shares, or must make other arrangements satisfactory to the Company to satisfy the tax withholding obligations after which the Company will release or deliver, as applicable, to the Grantee the full number of shares.

c.
The company will, to the full extent permitted by law, have the discretion based on the particular facts and circumstances to require that each participant reimburse the Company for all or any portion of any awards if and to the extent the awards reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured , and a lower award would have occurred based upon the restated financial results or inaccurately measured objectives.  The Company may, in its discretion, (i) seek repayment from the participants; (ii) reduce the amount that would otherwise be payable to the participants under current or future awards; (iii) withhold future equity grants or salary increases; (iv) pursue other available legal remedies; or (v) any combination of these actions. The Company may take such actions against any participant, whether or not such participant engaged in any misconduct or was otherwise at fault with respect to such restatement or inaccurate measurement. The Company will, however, not seek reimbursement with respect to any awards paid more than three years prior to such restatement or the discovery of inaccurate measurements, as applicable.

d.
Except as otherwise specifically provided herein, the Award of Performance Shares is subject to and governed by the applicable terms and conditions of the Plan, which are incorporated herein by reference.

GREAT PLAINS ENERGY INCORPORATED

By: ________________________________	______________________________________
Michael J. Chesser	_________________________ Grantee
Dated: May _____, 2009

APPENDIX A

2009 – 2011 Performance Criteria

Goal	Weighting	Threshold (50%)	Target (100%)	Superior (200%)

1.FFO to Total Adjusted Debt [1]

2.Earnings Per Share

1 Excludes Fair Market Value Debt Adjustment